Exhibit 10.16

March 24, 2020	INVENTING FOR LIFE

Matthew M. Walsh	2000 Galloping Hill Road Kenilworth, NJ 07033 U.S.A. T: 908-740-4000 E: steven.mizell@merck.com merck.com

Dear Matt:

It is my pleasure to offer you a position with Merck Sharp & Dohme Corp., (“Merck” or the “Company”) a wholly-owned subsidiary of Merck & Co., Inc. At Merck, we see ourselves as a company inspired to invent. We are determined to discover, develop and deliver medicines and vaccines that will improve the lives of more people in more places around the world.

As we discussed, our offer to you is in conjunction with and anticipation of our announced intention to separate into two independent companies: (a) Merck — which will remain a premier research-intensive, biopharmaceutical company focused on innovative solutions for unmet medical needs; and (b) Organon & Co., (“Organon”) Organon — which will aspire to become the world’s leading Women’s Health company with a global portfolio that will also include biosimilars and a broad array of medicines that span important therapeutic categories.

Your offer of employment with Merck will be for the position of Executive Vice President and Chief Financial Officer of Organon the (“Position”) with duties and responsibilities following the Separation Date (as defined below) consistent with those generally applicable to the chief financial officer of a publicly traded company. Until the Separation Date, you will have the title of Executive Vice President of the Company. We currently expect that the legal separation of Organon from Merck will occur in the first half of 2021 (the “Separation Date”). Until the Separation Date, you will report to Rob Davis and will be responsible to take such actions as necessary to prepare for the legal separation of Organon, including taking direction from Kevin Ali, Organon CEO. At such time as Merck directs (currently contemplated to be on or around October 1, 2020), you will report to Kevin Ali, Organon CEO, and after the Separation Date, you will report to the Organon CEO and become a member of the Organon Executive Committee and be an Officer of Organon (as defined in Section 16 of the Securities Exchange Act of 1934).

Until the Separation Date, the Position will be based at the Kenilworth, NJ site. On and after the Separation Date, the Position will be based at Organon’s corporate headquarters.

Our offer is subject to the following terms and conditions:

Total Compensation

Base Salary: You will be paid a gross annual salary of $800,000. This will be paid (bi-weekly) at a rate of $30,769.25 per pay period.

We expect Organon will maintain your base salary after the Separation Date and establish an annual review of your base salary thereafter.

Annual Incentive Plan: You will be eligible to participate in the Company’s Annual Incentive Plan (MP) as it applies to similarly situated employees. The target bonus for the Position is 80% of your annual base salary. The bonus is discretionary and the amount of the bonus, if any, will be determined based on

Matthew M. Walsh

Company and/or individual performance. To be eligible for an award, you must have at least 90 days of active service in the plan year and remain actively employed through December 31 of the plan year. Your award, if any, will be pro-rated based on the number of eligible months you have worked during that plan year. Bonuses, if any, for the current performance year will be paid in March of the following year. Eligibility for and payment of a bonus for any calendar year that includes service at the Company and Organon will be governed by transitional rules between Merck and Organon as such rules apply to similarly situated employees.

We expect Organon will establish an annual cash incentive bonus plan and will maintain your same bonus target level after the Separation Date.

Long-Term Incentive (LTI) Program:

You will be eligible for consideration for annual grants of stock-based incentives. The annual grant target value for the Position is $3,000,000. For 2020, your annual LTI grant value will be $2,600,000 (“2020 Annual Grant”). The 2020 Annual Grant will be governed by the terms and conditions of the Merck & Co., Inc. 2019 Incentive Stock Plan. The 2020 Annual Grant will be issued in the form of Restricted Stock Units which will vest one-third on each anniversary of the grant date, which is expected to occur three business days after the next Company quarterly earnings release following your date of hire. The exact number of shares will be determined based on the value of Merck stock on the date of grant. The associated terms and conditions for this grant will be provided under separate cover following the issuance of your grant.

As of the Separation Date, any unvested RSUs will either be converted to Organon equity or remain as Merck equity in the same manner as determined for all other similarly situated employees.

We expect Organon will establish its own LTI program and maintain the same LTI target value for grants to be made under the NEWCO LTI program after the Separation Date.

In all events, the terms of all LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.

As an intended Officer of Organon, it is likely that you will be subject to Organon stock ownership guidelines and retention requirements. We expect Organon to establish these guidelines in closer proximity to the Separation Date.

Sign-On Incentives

Sign-On Bonus: You will be paid a one-time sign-on bonus of $200,000 (less applicable payroll deductions and withholdings), which you will receive in your first regularly scheduled paycheck following your start date. Your right to retain the sign-on bonus is conditioned upon your continued employment with the Company prior to the Separation Date and Organon immediately on and after the Separation Date (the “Employer”) for a total of two years from the date of this letter. By your signature below, you agree that, if prior to completing two years of continuous employment, you voluntarily terminate your employment or are terminated for Cause, as defined below, you will reimburse your Employer the full net (after-tax) amount if your termination occurs within this calendar year 2020 and the full gross amount of the sign-on bonus of your termination occurs in subsequent years. (“Repayment Obligation”). You further authorize your Employer to withhold any and all monies otherwise owed to you, to the extent permitted by law, as payment against such Repayment Obligation. In such case, such monies will be credited towards the Repayment Obligation, but will not relieve you of your obligation to pay the balance of any Repayment Obligation.

Matthew M. Walsh

“Cause” as used in this offer letter means an act or omission by you, which constitutes: an unauthorized and deliberate or reckless disclosure of proprietary or other confidential information relating to your employer or any parent, subsidiary or affiliate company of your Employer, any of their personnel, research or business; embezzlement, theft or other misappropriation of the assets of your Employer; deliberate or reckless falsification of records or reports; deliberate bad faith action or reckless action that causes actual or potential injury or loss to your Employer or any of their employees; insubordination (meaning the repeated refusal to carry out work assignments and/or direction); failure to demonstrate a reasonable effort to perform assigned job duties; an illegal act that is in bad faith or reckless on the property of your Employer or in representing your Employer; other conduct by you that is in violation of a policy of your Employer that causes actual or potential financial or reputational damage to your Employer, including but not limited ethical breaches; or a breach by you of your representations as set forth in this letter.

Merck Benefits

Health and Insurance Benefits Program: Prior to the Separation Date you will be eligible to participate in Merck’s Health and Insurance Benefits Program, which allows you to choose from various options for medical, dental, vision, employee term life insurance, accidental death and dismemberment insurance (AD&D), dependent life insurance, long-term disability, and health care and dependent care flexible spending accounts. For most benefits, participation begins on your date of hire. A Merck Benefits New Hire Package will be mailed within 2 weeks of your hire date to your address of record from the Merck Benefits Service Center at Fidelity. This package provides important information and instructions for enrolling in your Merck benefits. You will have 30 days from the date Fidelity mails your benefits information to enroll. If you do not enroll by the date indicated in the package, you automatically will be enrolled in medical coverage for you only in the Horizon BlueCross BlueShield PPO plan option (including prescription drug coverage), dental coverage for you only, company-provided basic life insurance and short-term and long term disability coverage. If you enroll dependents, you will receive a letter or e-mail from HMS Employer Solutions (an independent third-party vendor designated by Merck to conduct dependent eligibility verifications) requesting documentation to verify your dependent’s(s’) eligibility. Failure to respond or provide required documentation within the required timeframe will result in the removal of your dependent(s) from benefits coverage.

Pension Plan: Prior to the Separation Date you will be eligible to participate in the Merck U.S. Pension Plan, which is a defined benefit pension plan that uses a cash balance formula to calculate your benefit. Your benefit is expressed as a notional account balance that grows with annual Pay Credits from Merck ranging from 4.5% to 10.0% of your total pay (based on age and service) and Interest Credits of CPI plus 3% (not less than 3.3%). You will also participate in Merck’s Supplemental Retirement Plan, which is an unfunded non-qualified Plan that restores retirement plan benefits that are capped by IRS limits.

401(k)/Savings Plan and Deferral Program: Prior to the Separation Date you will be eligible to participate in the Merck U.S. Savings Plan. You will be mailed a separate enrollment package for the Merck Savings Plan from the Merck Benefits Service Center at Fidelity within 2 weeks following your date of hire. The Savings Plan includes before-tax, after-tax and Roth savings options and Company matching contributions of $0.75 for every $1.00 you contribute, up to 6% of total pay per pay period (maximum match is 4.5% of total pay, subject to plan limits and IRS limits). If you do not make an active election within 60 days of your hire date, you automatically will be enrolled for before-tax base pay contributions of 6%, with an annual increase of 1% until you reach a contribution rate of 10%. Contributions vest immediately. To maximize the Company Match, you must contribute at least 6% of your base salary and 6% of your ALP. Merck will also make an automatic contribution of 4.5% of your eligible pay above the IRS pay limit to the Merck Deferral Program.

Matthew M. Walsh

Vacation and Paid Holiday Policy: Prior to the Separation Date you will be eligible for 30 vacation days per year as well as 10 fixed holidays and 4 year-end shutdown days between Christmas and New Year’s holidays. The number of vacation days for which you are eligible in your first year of employment is dependent upon your date of hire.

Workplace Accommodations: Merck seeks to support employees of all abilities. Merck’s Workplace EnABLEment program offers employees the resources they need to contribute to Merck at the highest level and to advance the business goals of the Company. If you need an accommodation while at Merck, contact the Workplace Accommodation Team via email at workacc@merck.com or by phone at 1-866-675-4748.

Severance: Prior to the Separation Date you will be a Merck employee at-will. This means that either you or Merck may terminate the employment relationship at any time for any lawful reason or for no reason. In order to accommodate any concerns you may have in joining Merck, Merck will agree to the following special arrangement.

1.	In the event that Merck announces that it will not consummate the transaction in separating Organon from Merck and as a result your employment is terminated:

(i) Merck will (a) offer you severance benefits in accordance with the Merck & Co., Inc. US Separation Benefits Plan (the “Plan”), except that your lump sum severance payment with be no less than 52 week’s pay (at your then current base rate) and your pay in lieu of Annual Incentive Plan bonus will be no less than 100% of your target ATP bonus (each subject to applicable tax withholding); and (b) relieve you from any Repayment Obligation (as defined above).

(ii) In addition, if any such termination occurs prior to the first-year anniversary of the 2020 Annual Grant, the severance offer will also include an additional amount equal to the product obtained by multiplying the sum of the value of the 2020 Annual Grant times a fraction, the numerator for which is the number of full months of your employment between the grant date and the date of your termination and the denominator of which is 36, subject to applicable tax withholding.

2.

In the event that (i) Merck terminates your employment other than for Cause prior to the Separation Date and such termination is not for the reason set forth in 1 above; or (ii) the transaction is not consummated before January 1, 2022, and you provide written notice of your decision to terminate your employment received by me (or my successor) and do in fact terminate your employment on or before January 31, 2022:

(i) Merck will offer you (a) a lump sum in an amount of your then current annual base salary plus your target AIP bonus for your then current performance year subject to appropriate tax withholding (less any amount you would otherwise eligible to receive under any Company plan or policy); and (b) relieve you from any Repayment Obligation (as defined above).

(ii) In addition, if any such termination occurs prior to the first-year anniversary of the 2020 Annual Grant, the severance offer will also include an additional amount equal to the

Matthew M. Walsh

product obtained by multiplying the sum of the value of the 2020 Annual Grant times a fraction, the numerator for which is the number of full months of your employment between the grant date and the date of your termination and the denominator of which is 36, subject to applicable tax withholding.

(iii) This offer will be in lieu of any severance pay provided under the Plan and you will not be eligible for benefits under the such Plan

The benefits set forth above are collectively referred to as the “Severance Benefits.” Your right to receive Severance Benefits is conditioned upon your signing and refraining from revoking a Severance Agreement in a format prescribed by Merck, which Agreement will contain a full release, non-solicitation, nondisclosure, mutual non-disparagement and cooperation in litigation covenants and such other reasonable and customary terms as Merck provides.

If at the time your employment terminates you are a “Specified Employee” as defined in Treas. Reg. Sec.1.409A-1(i) or any successor thereto (which in general includes the top 50 employees of a company ranked by compensation) of the Employer, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to avoid incurring any potential associated tax penalties, the severance payment described above will be made in a lump sum, without interest, as soon as administratively feasible on the first day of the sixth month after the termination of your employment. The severance payment described above will be paid will be paid within 30 days after you sign the release agreement and the revocation period has expired but in no event (if at all) later than March 15th following the year after your termination and you and Merck intend that the severance payment above will be exempt from Section 409A of the Code and, based on the current Code, this letter shall be interpreted consistent with such intent.

Organon Benefits:

Upon the Separation Date, we expect Organon to provide: Core health and welfare benefits, a retirement plan, paid time off and separation benefits of an overall similar value as those provided by Merck.

Change of Control: We expect the Organon Board of Directors to establish a Change in Control Plan for Organon.

Right to Amend or Terminate Plans, Programs and Policies: To the extent that the compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable Merck or Merck & Co., Inc. plans, programs and policies or will be provided and subject to applicable Organon plans, programs and policies, nothing in this letter in any way limits Merck’s, Merck & Co., Inc.’s or Organon’s right to amend or terminate those plans, programs or policies.

Representations: This offer is made to you based upon your representations that (i) your employment at Merck will not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (ii) you are not a party to or bound by any employment agreement, restrictive covenant, non-compete agreement or confidentiality agreement with any other person or entity that would restrict your employment at Merck or Organon.

By your signature below, you affirm that these representations are true.

Matthew M. Walsh

This offer is contingent upon your successful completion of a pre-placement drug screen, satisfactory verification of your employment, education, criminal check, satisfactory references and background check results and proof of your eligibility to work in the United States. (A List of Acceptable Documents that establishes your eligibility to work in the U.S., which you are required to bring with you on your first day of work, will be forwarded to you upon your acceptance of the offer). As explained above, your employment at the Company and later at Organon will be that of an at-will employee (meaning that you and the Employer remain free to end the employment relationship at any time, for any lawful reason, either with or without prior notice) and additionally will be subject to Merck’s terms and conditions of employment, which will be provided to you when this offer is confirmed and, after transition, to those terms and conditions established by Organon, if any. We advise you not to alter your current employment status until all of the contingencies have been satisfied. Nothing herein shall be construed as creating a contractual relationship between you and the Company.

Please call Kevin Ali, Organon CEO at +41 79 377 0648 upon receipt of this letter to acknowledge your acceptance of this offer. Further to your acceptance, Renae Morris will be your point of contact to begin your “on boarding” process for employment and will confirm your start date upon successful completion of the above contingencies. Renae can be reached at 215-652-3718. In addition, please print, sign, scan and return this offer letter via email to renae_morris@mcrck.com.

With your abilities and experience, I know you will be able to help build and sustain Organon as its own sector-leading healthcare company. I believe this position offers an outstanding career opportunity and look forward to your acceptance.

Sincerely,

/s/ Steven C. Mizell

Steven C. Mizell

Executive Vice President, Chief Human Resources Officer

I accept the employment offer and its terms contained in this letter.

/s/ Matthew M. Walsh	3/25/2020
Matthew M. Walsh	Date

cc: Kevin Ali

Rob Davis

Michael Bataglio

Renae Morris